                       SECURITIES AND EXCHANGE COMMISSON
                             WASHINGTON D.C. 20549

                                  FORM 12B-25
                                   Commission File Number: 000-17001

                          NOTIFICATION OF LATE FILING

(Check One):   [   ] Form 10-K  [   ] Form 11-K  [   ] Form 20-F
                      [ X ] Form 10-Q  [   ] Form N-SAR

     For Period Ended:             June 30, 1998
                       --------------------------------------------------------

[  ] Transition Report on Form 10-K     [  ] Transition Report on Form 10-Q
[  ] Transition Report on Form 20-F     [  ] Transition Report on Form N-SAR
[  ] Transition Report on Form 11-K

     For the Transition Period Ended:
                                      -----------------------------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                        ----------------------

------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant            Choices Entertainment Corporation
                        ------------------------------------------------------

Former name if applicable

------------------------------------------------------------------------------

Address of principal executive office (STREET AND NUMBER)

                                     10770 Wiles Road
City, state and zip code:    Coral Springs,  Florida  33076-4681

                                    PART II
                            RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check appropriate line)

[XX] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[XX] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

                                     PART III
                                     NARRATIVE

     State below in reasonable detail the reasons why Form 10K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attached extra sheets if needed.)

     Registrant has not been able to compile the requisite financial data and other narrative information necessary to enable it to have sufficient time to complete the Company's Quarterly Report on Form 10-Q for the period ending June 30, 1998 by August 14, 1998, the required filing date, without unreasonable effort and expense.

     Registrant has not had access to financial records and other books, papers and documents due to the resignation of its officers and directors and a subsequent change in control.

                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification
Thomas Renna                         (954)                   752-4289
------------------------------------------------------------------------------
(Name)                             (Area Code)           (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                             [XX] Yes  [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                             [  ] Yes  [XX] No

     If so attach an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Choices Entertainment Corporation
------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     August 14, 1997           By:  /s/  GEORGE D. PURSGLOVE
     -----------------------          ----------------------------------------
                                      George D. Pursglove, Interim Chief
                                      Financial Officer

                                     ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).